UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LITHIA MOTORS, INC.

(Exact Name of Registrant as Specified In Its Charter)

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LITHIA MOTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 15, 2003

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of LITHIA MOTORS, INC., which will be held at the Ashland Springs Hotel, 212 E. Main Street, Ashland, Oregon 97520, on Thursday, May 15, 2003, at 4:30 p.m., Pacific Daylight Time for the following purposes.

1.	To elect seven directors to serve for the ensuing year;

2.	To approve the amendment to and restatement of the 2001 Stock Option Plan in the form of the 2003 Stock Incentive Plan;

3.	To approve an amendment to the Lithia Motors, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares issuable under the plan; and

4.	To approve the Lithia Motors, Inc. Executive Bonus Plan.

We will also consider and act on such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 20, 2003, as the record date. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

The proxy statement, the proxy card, a return envelope and a copy of the Annual Report to Shareholders describing our operations for the year ended December 31, 2002 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. Your shares will be voted at the meeting in accordance with your proxy.

Very truly yours,

LITHIA MOTORS, INC.

SIDNEY B. DeBOER
Chairman of the Board and
April 25, 2003	Chief Executive Officer

LITHIA MOTORS, INC.

PROXY STATEMENT

General

This proxy statement and the accompanying 2002 Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2003 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Ashland Springs Hotel, 212 E. Main Street, Ashland, Oregon 97520 on Thursday, May 15, 2003, at 4:30 p.m. Pacific Daylight Savings Time and any adjournment thereof. These proxy materials and our 2002 Annual Report to Shareholders are being mailed on or about April 25, 2003 to shareholders of record on March 20, 2003 of our common stock.

Solicitation and Revocation of Proxies

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us.

The two persons named as proxies on the enclosed proxy card, Sidney B. DeBoer and M. L. Dick Heimann, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with any specification made. Proxies submitted without specification will be voted to elect the nominees for directors proposed by the Board of Directors and for each of the proposals listed on the Notice of Annual Meeting.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of Lithia Motors, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later dated proxy will not affect a vote on any matter taken prior to its receipt by us.

Our principal executive office and mailing address is at 360 E. Jackson Street, Medford, Oregon 97501.

Voting at the Meeting

Our Class A common stock and Class B common stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, there were 14,359,448 shares of Class A common stock and 3,762,231 shares of Class B common stock outstanding and entitled to vote. All shares vote together as a single voting group on all matters submitted to a vote of the shareholders at this year’s Annual Meeting. Lithia’s executive officers and directors hold a total of 2.7% of the Class A common stock and 100% of the Class B common stock.

At the annual meeting, each share of Class A common stock is entitled to one vote per share and each share of Class B common stock outstanding is entitled to ten votes per share. For a quorum to exist, there must be represented at the meeting in person or by proxy shares representing a majority of the votes entitled to vote at the meeting.

Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. Proposals No. 2, No. 3 and No. 4 will be approved if more votes are cast in favor of the proposal than cast against it. Therefore, abstention from voting and nonvoting by brokers will have no effect.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal No. 1
Election of Directors

Our bylaws provide for not less than two and not more than seven directors. The Board of Directors has currently established the number of directors at seven. Directors are elected by the shareholders at our Annual Meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year:

Name	Age	Has Been a Director Since

Sidney B. DeBoer	59	1968
Thomas Becker	51	1997
R. Bradford Gray	51	1997
M. L. Dick Heimann	59	1970
Philip J. Romero	46	2003
Gerald F. Taylor	62	2000
William J. Young	60	1997

Sid DeBoer has served as the Chairman, Chief Executive Officer and Secretary since 1968. He also is a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, state auto dealers associations and DaimlerChrysler National Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award in 1997, the Sports Illustrated All-Star Dealer Award in 1990 and Medford Chamber of Commerce Awards in 1986, 1991, 1993, 1998 and 2000. Mr. DeBoer is active with several community and charitable organizations, including Southern Oregon University Foundation Board, Medford Rogue Rotary, Medford Rogue Rotary Foundation (Treasurer), Oregon Community Foundation and Oregon Shakespeare Festival. Mr. DeBoer attended Stanford University and the University of Oregon. Mr. DeBoer is the father of executive officers Bryan B. DeBoer and Jeffrey B. DeBoer.

Tom Becker became a Director in March 1997. Mr. Becker is the Chief Executive Officer of Pacific Retirement Services, Inc. and Rogue Valley Manor, a continuing care retirement community, in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of over 30 retirement, senior housing and healthcare facilities in Oregon, California and Texas and provided management, operations and development services to non-profit retirement committees owned by others. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker holds a Bachelor of Science degree from the University of Oregon and serves on the Board of Directors of PremierWest Bancorp, Medford, Oregon.

Brad Gray has served as Executive Vice President involved in acquisitions and human resources since 1996 and became a Director in 1997. From 1981 to 1995, he served in various capacities, including as General Manager of our Lithia Dodge (1989-1991) and Grants Pass (1991-1995) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

Dick Heimann has served as the Chief Operating Officer and Director since 1996 and was appointed President in 1997. Mr. Heimann joined Lithia in 1970 as General Sales Manager, and later was promoted to General Manager and Partner of our first Dodge stores in Medford and Ashland, Oregon. He held various positions with us prior to becoming Vice President of Operations in 1979. Prior to joining us, he served as a service representative and district manager of Chrysler Corporation from 1967 to 1970. He has been a member of various state and national automobile industry organizations and community charities. Mr. Heimann is a graduate of the University of Colorado with a B.S. in Biology and Languages.

Philip J. Romero became a Director in January 2003. Since 1999, Mr. Romero has been the Dean of the Lundquist College of Business at the University of Oregon. From 1983 to 1990, Mr. Romero worked for RAND Corporation as a consultant to the Defense Department and the Central Intelligence Agency. From 1990 to 1991, Mr. Romero served as Director of Corporate Strategy for United Technologies Corp., a diverse corporation with operations in the commercial and residential property industries and aerospace products and services. From 1991 to 1999, Mr. Romero served as Chief Economist to the Governor of California. Mr. Romero is also the author or co-author of several articles and books on the topics of international strategy and economic policy. Mr. Romero holds a B.A. in Economics and Political Science from Cornell University and an M.A. and a Ph.D. in Policy Analysis from RAND Graduate School.

Jerry Taylor became a Director in April 2000. Mr. Taylor served as Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semi-conductor equipment, from June 1984 until 1990, as Senior Vice President and Chief Financial Officer from 1990 until 1998 and as a senior advisor to the CEO from 1998 until 2000. Mr. Taylor serves as a member of the Board of Directors of Electro Scientific Industries, Inc. and the Oregon Shakespeare Festival.

Bill Young became a Director in March 1997. From 1994 through July 2000, Mr. Young was the Chairman of the Board, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America for 18 years, most recently as President and Chief Executive Officer. During his tenure as President and CEO of Volkswagen of America, Mr. Young also served as President of V-Crest Systems, Inc., a computer services company serving 1,200 auto dealer agencies, and director of VCI, Inc., a $2 billion financial services company. Currently, Mr. Young is an automotive market and management consultant.

The Board of Directors recommends a vote for each of the nominees named above.

Meetings and Committees of the Board of Directors

The Board of Directors held four regular meetings during the year ended December 31, 2002.

During 2002, the Compensation Committee consisted of Messrs. Becker (Chairman), Taylor and Young, all independent directors. Mr. Romero, also an independent director, was added to the Compensation Committee on March 4, 2003. The Compensation Committee reviews and approves salaries, grants of stock options and other incentive compensation for the executive officers. The Compensation Committee also administers our 2001 Stock Incentive Plan, our 1998 Employee Stock Purchase Plan and our Executive Bonus Plan. The Compensation Committee held five meetings during 2002.

The Audit Committee, consisting of Messrs. Becker (Chairman), Taylor and Young, is responsible for overseeing our accounting functions, our system of internal controls established by management, and the processes to assure compliance with applicable laws, regulations and internal policies. The Audit Committee held eight meetings during 2002.

Each member of the Audit Committee is independent, as independence is defined under Rule 303.01 of the corporate governance standards of the New York Stock Exchange. The Board has adopted an Audit Committee Charter, which provides that our employees are not eligible to serve on the Audit Committee. The charter further provides that at least one member shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including service as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board believes that each of the current members of the Audit Committee has employment experience that provides them with appropriate financial sophistication to serve on the Audit Committee.

The Nominating Committee consists of Messrs. DeBoer, Heimann and Young. The Nominating Committee makes recommendations to the Board of Directors of persons to be nominated to serve on the Board. The Committee will also consider recommendations received from shareholders. The Nominating Committee held two meetings during 2002.

Compensation of Directors

Directors who are not employees were paid $17,250 as an annual retainer in 2002 and received options exercisable for 1,000 shares of our Class A common stock. The options were granted at the fair market value of our common stock on the date of grant and vest six months after the date of grant. In addition, on each June 1st following a year of service, non-employee Directors receive 200 shares of our Class A common stock plus an additional 100 shares for service on one or more committees and 50 shares for each committee chairmanship. Directors who are employees do not receive any additional compensation for serving as a director. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Proposal No. 2
Approval of the Lithia Motors, Inc. 2003 Stock Incentive Plan

Our shareholders approved the 2001 Stock Option Plan on May 17, 2001. Upon approval of the 2001 Plan, we stopped granting options under our 1996 Stock Incentive Plan and 1997 Non-Discretionary Stock Option Plan for Non-Employee Directors. At the 2002 annual meeting of shareholders, our shareholders approved an amendment to the 2001 Plan, increasing the number of authorized shares under the 2001 Plan by 600,000 to 1.2 million.

Since the adoption of the 2001 Plan, a number of significant events have occurred. President Bush signed the Sarbanes-Oxley Act of 2002 into law which imposes new limits on certain option exercise practices that were previously routine and provided for in our 2001 Plan. Further, the Financial Accounting Standards Board announced its intention to draft rules that could require us to expense the “value” of stock option grants. If we voluntarily adopt the fair value reporting requirements of Statement of Financial Accounting Standards (SFAS) No. 123 “Accounting for Stock-Based Compensation,” or if SFAS No. 123 is mandated as a result of further regulatory action, the high value assigned to stock options may make their further use less attractive and make the use of smaller grants of restricted stock, particularly grants with performance-based vesting, more attractive. The 2001 Plan does not permit the grant of restricted stock. As a result of these developments, the Board of Directors concluded that our current plan should be amended.

We are seeking shareholder approval of an amendment to and restatement of the 2001 Plan in the form of the 2003 Stock Incentive Plan (2003 Plan). A more complete summary of the significant terms of the 2003 Plan is attached as Appendix A to this proxy statement.

Comparison of 2003 Plan and 2001 Plan

The principal differences between the 2003 Plan and the 2001 Plan are provisions allowing for restricted stock grants in addition to awards of stock options. Generally, restricted stock grants are grants of shares to an employee, director or consultant at no, or a nominal cost, with a provision that provides that if the grantee quits or is terminated, the shares are forfeited to or can be repurchased by the company for the nominal price paid. While the grantee holds the shares, they are entitled to receive dividends, if any, and to vote the shares. Either over time (typically five years) or as a result of the company or the grantee achieving certain pre-established goals, the restrictions are removed and the employee would be free to dispose of the shares at market value. Until the restrictions are removed (the shares “vest”), the employee cannot transfer the shares.

Restricted stock grants provide the following benefits:

•	Grantees receive a more tangible benefit, which could be more effective as incentive compensation than stock options and result in the grantee having a stake not only if the stock price increases, but also a risk of loss of value, like other shareholders, if the stock price declines;

•	We could award fewer shares with restricted stock grants than stock options because of the more tangible benefits to grantees, which results in a less dilutive effect of equity based compensation;

•	In light of anticipated changes to accounting rules governing stock options, stock options may no longer enjoy favorable accounting treatment;

•	Possible elections by recipients could accelerate tax deductions to us; and

•	We can require grantees to meet performance based vesting standards to be entitled to receive the value of the restricted share grants.

New Plan Benefits

The following table summarizes stock options granted under the 2001 Plan from January 1, 2003 through April 2, 2003.

Name and Position	Number of Shares (A)

Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary	—
M. L. Dick Heimann, President, Chief Operating Officer and Director	—
R. Bradford Gray, Executive Vice President and Director	—
Don Jones, Jr., Senior Vice President, Retail Operations	—
Bryan DeBoer, Senior Vice President, Mergers and Acquisitions/Operations	—
Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer	—
Thomas Becker, Director	—
Philip J. Romero, Director	1,000
Gerald F. Taylor, Director	—
William J. Young, Director	—
All Current Executive Officers as a Group (6 people)	—
All Non-Executive Officer Directors as a Group (4 people)	1,000
All Non-Executive Officer Employees as a Group (approximately 5,000 people)	2,000

(A)	Options covering a total of 3,000 shares of our Class A common stock were granted between January 1, 2003 and April 2, 2003 under the 2001 Plan at an average exercise price of $11.82 per share. The exercise price is equal to the fair market value of our Class A common stock on the date of grant.

We cannot forecast the extent or nature of awards that will be granted because future grants are entirely at the discretion of the Compensation Committee.

The Board of Directors unanimously recommends that our shareholders vote in favor of the adoption of the amendment to and restatement of the 2001 Stock Option Plan in the form of the 2003 Stock Incentive Plan.

Proposal No. 3
Approval of an Amendment to the 1998 Employee Stock Purchase Plan to Increase
the Number of Shares Issuable Under the Plan

Our shareholders have previously approved the 1998 Employee Stock Purchase Plan (the “ESPP”) which permits eligible employees to purchase our Class A common stock via payroll deductions at a price equal to the lower of 85% of the market price of such shares on the first day or the last day of each fiscal quarter.

We recommended the ESPP as a tool to encourage employee ownership of our stock in a belief that such ownership would heighten our employees’ commitment and efforts. We believe the ESPP is a success and is achieving its desired results. During 2002, 1,448 employees (approximately 30% of those eligible) participated in the ESPP and purchased a total of 217,230 shares. Deductions are limited to 10% of a participant’s base pay but no more than an amount sufficient to purchase shares having a fair market value of $25,000 in any plan year.

Currently, the ESPP authorizes the sale of 1.0 million shares. As of April 2, 2003, 736,204 shares have been sold under the ESPP, leaving 263,796 shares available for purchase. Upon recommendation of our Compensation Committee, the Board of Directors approved an amendment to the ESPP to increase the total shares available under the ESPP from 1.0 million to 1,500,000. Assuming our shareholders approve the amendment, we would have 763,796 shares available for future purchases at April 2, 2003.

Because employees who control 5% or more of the total voting power of all classes of our stock are not eligible, Messrs. Sidney DeBoer, Heimann and Gray are not currently eligible to participate in the ESPP. Further, Messrs. Jeffrey DeBoer, Bryan DeBoer and Mark DeBoer are not able to participate because of their family relationship with Sidney DeBoer.

A more complete summary of the ESPP is set forth in, and attached as, Appendix B.

New Plan Benefits

The following table summarizes shares purchased under the ESPP from January 1, 2003 through April 2, 2003.

Name and Position	Number of Shares (A)

Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary	—
M. L. Dick Heimann, President, Chief Operating Officer and Director	—
R. Bradford Gray, Executive Vice President and Director	—
Don Jones, Jr., Senior Vice President, Retail Operations	1,625
Bryan DeBoer, Senior Vice President, Mergers and Acquisitions/Operations	—
Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer	—
Thomas Becker, Director	—
Philip J. Romero, Director	—
Gerald F. Taylor, Director	—
William J. Young, Director	—
All Current Executive Officers as a Group (6 people)	—
All Non-Executive Officer Directors as a Group (4 people)	—
All Non-Executive Officer Employees as a Group (approximately 5,000 people)	182,420

(A)	A total of 184,045 shares of our Class A common stock were purchased between January 1, 2003 and April 2, 2003 under the ESPP. The average purchase price of the shares purchased was $11.67 per share.

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate.

The Board of Directors unanimously recommends that the shareholders vote in favor of the amendment to the 1998 Employee Stock Purchase Plan.

Proposal No. 4
Approval of the Lithia Motors, Inc. Executive Bonus Plan

Shareholders are being asked to approve the Lithia Motors, Inc. Executive Bonus Plan (the “Bonus Plan”). The Board of Directors adopted the Bonus Plan on March 4, 2003, subject to approval of shareholders at the Annual Meeting. The Board is seeking shareholder approval of the Bonus Plan to satisfy the requirements for performance based compensation payments to executive officers to be exempt from the deduction limitation contained in Section 162(m) of the Internal Revenue Code and related regulations.

Summary of the Executive Bonus Plan

Participants. In addition to Sidney B. DeBoer, our Chairman and Chief Executive Officer, the following executive officers are currently eligible to participate in the program for 2003: M. L. Dick Heimann, President and Chief Operating Officer; R. Bradford Gray, Executive Vice President; Bryan B. DeBoer, Senior Vice President, Mergers and Acquisition/Operations; Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer; and Don Jones, Jr., Senior Vice President, Retail Operations.

Administration. The Compensation Committee will administer the Bonus Plan. The Compensation Committee is comprised solely of outside directors.

Bonuses. The Bonus Plan authorizes the payment of an annual bonus tied to a percentage of the executive’s salary based upon the attainment of performance targets related to the corporate objectives established by the Compensation Committee. The targets are related to:

•	fully diluted earnings per share;

•	return on average equity;

•	operating margin;

•	same store sales and profit growth;

•	achieving manufacturer minimum sales requirements at or above an average for same store locations; and

•	achieving manufacturer customer satisfaction and service satisfaction index scores at or above an average for same store locations.

Each bonus award will be paid in cash or, at the option of the Compensation Committee, a combination of cash and stock or stock option awards.

Although the Bonus Plan sets forth the amount of additional compensation the participants are eligible to receive, all payments under the Bonus Plan are discretionary and are only earned if subsequently approved by the Compensation Committee. The maximum payment authorized under the plan is equal to 150% of salary. A participant must be employed at the end of each year to be eligible for any bonus under the Bonus Plan. Under a similar bonus plan in effect during 2002, the maximum amount of bonuses we could have paid was $3.9 million, of which executive officers earned approximately $1.6 million.

Federal Tax Consequences. Section 162(m) of the Internal Revenue Code generally prohibits us from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent such compensation exceeds $1.0 million for any covered employees in any fiscal year. Compensation that is performance-based, as defined in Section 162(m), is not subject to the deductibility limitations. The Bonus Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as performance-based compensation.

Compensation paid under the Bonus Plan will not be subject to the deduction limit if:

•	It is payable on account of the attainment of pre-established, objective performance goals set forth within the Bonus Plan;

•	The Compensation Committee, which is comprised solely of outside directors, approves the maximum individual awards on or near the beginning of each performance period;

•	The Bonus Plan, which sets forth the material terms of the compensation and performance goals, is disclosed to and approved by shareholders before payment; and

•	The Compensation Committee certifies that the performance goals have been satisfied before payment.

The Bonus Plan contains provisions for each of the above requirements.

New Plan Benefits

The following table summarizes compensation that would have been earned pursuant to the proposed Bonus Plan had it been in effect during 2002, given our 2002 results of operations and other 2002 indicators, and based on 2002 salaries.

Name and Position	Dollar Value (A)

Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary	$86,100
M. L. Dick Heimann, President, Chief Operating Officer and Director	$72,000
R. Bradford Gray, Executive Vice President and Director	$63,000
Don Jones, Jr., Senior Vice President, Retail Operations	$54,000
Bryan DeBoer, Senior Vice President, Mergers and Acquisitions/Operations	$54,000
Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer	$42,263
Thomas Becker, Director	—
Philip J. Romero, Director	—
Gerald F. Taylor, Director	—
William J. Young, Director	—
All Current Executive Officers as a Group (6 people)	$371,363
All Non-Executive Officer Directors as a Group (4 people)	—
All Non-Executive Officer Employees as a Group (approximately 5,000 people)	—

(A)	Amounts are not indicative of amounts to be earned under the Bonus Plan during 2003 since such amounts were based on the application of 2003 performance criteria to 2002 results of operations and other 2002 indicators.

The Board of Directors unanimously recommends that the shareholders vote in favor of the Lithia Motors, Inc. Executive Bonus Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 20, 2003, certain information with respect to ownership of our common stock of (i) each Director, (ii) each executive officer, (iii) all persons known by us to be beneficial owners of more than 5 percent of our common stock, and (iv) all executive officers and Directors as a group.

		Number of	Percent of Shares
Shareholder	Class (A)	Shares (B)	Outstanding (C)

Lithia Holding Company, LLC (D) (E)	Class B	3,762,231	100%
Sidney B. DeBoer (D) (E) (F)	Class A	220,174	1.5%
	Class B	3,762,231	100%
FMR Corp. (G)	Class A	2,159,580	15.0%
82 Devonshire Street Boston, Massachusetts 02109
Capital Group International, Inc. (H)	Class A	1,136,640	7.9%
11100 Santa Monica Blvd. Los Angeles, California 90025
Wasatch Advisors, Inc. (I)	Class A	1,102,693	7.7%
150 Social Hall Avenue Salt Lake City, Utah 84111
J.P. Morgan Chase & Co. (J)	Class A	845,690	5.9%
270 Park Avenue New York, New York 10017
Wellington Management Company, LLP (K)	Class A	826,500	5.8%
75 State Street Boston, Massachusetts 02109
M. L. Dick Heimann (D) (L)	Class A	215,494	1.5%
R. Bradford Gray	Class A	74,804	*
Don Jones, Jr. (M)	Class A	58,893	*
Jeffrey B. DeBoer (N)	Class A	38,851	*
Bryan B. DeBoer	Class A	38,005	*
Thomas Becker	Class A	16,000	*
Gerald F. Taylor	Class A	13,000	*
William J. Young	Class A	6,000	*
Philip J. Romero	Class A	—	—
All current executive officers and directors as a	Class A	681,221	4.7%
group (10 persons) (O)	Class B	3,762,231	100%

*	Less than one percent

(A)	The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a share for share basis at the option of the holder thereof or under certain other circumstances.

(B)	Includes shares subject to options exercisable within 60 days of March 20, 2003 as follows:

Name	Number of Options

Sidney B. DeBoer	56,717
M. L. Dick Heimann	60,353
R. Bradford Gray	74,804
Don Jones, Jr.	29,791
Jeffrey B. DeBoer	30,727
Bryan B. DeBoer	29,675
Thomas Becker	6,000
Gerald F. Taylor	3,000
William Young	6,000
Philip Romero	—
All current executive officers and directors as a group (10 persons)	297,067

(C)	Applicable percentage of ownership is based on 14,359,448 shares of Class A common stock outstanding and 3,762,231 shares of Class B common stock outstanding as of March 20, 2003, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 20, 2003 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(D)	Such person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.

(E)	Sidney DeBoer, as the manager of Lithia Holding Company and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding Company are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding Company, LLC:

	Units Owned

Unit Holder	Number	Percent

DeBoer Family LLC	46,167	48.9%
Heimann Family LLC	34,875	36.9%
R. Bradford Gray	7,000	7.4%
DeBoer Insurance, LLC	4,990	5.3%
Sidney B. DeBoer Trust	1,425	1.5%

	94,457	100.0%

Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer, his spouse and other family members. M. L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members. Bryan DeBoer is the manager of DeBoer Insurance, LLC, whose members are Bryan B. DeBoer, Jeffrey B. DeBoer and Mark D. DeBoer. Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.

(F)	Includes 10,222 Class A shares held in Mr. DeBoer’s 401(k) account, 280 Class A shares held by Mr. DeBoer’s spouse, 139,500 Class A shares held by the DeBoer Family LLC and all Class B shares held by Lithia Holding Company, LLC, which he controls.

(G)	Based solely on information as of December 31, 2002 provided on Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. (FMR). FMR is the parent holding company of Fidelity Management and Research Company, which, as a registered investment adviser, has beneficial ownership of 1,538,200 of the reported shares. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,404,000 of the shares. FMR has sole voting power with respect to 621,380 shares and sole dispositive power with respect to all 2,159,580 shares.

(H)	Based solely on information as of December 31, 2002 provided on Schedule 13G filed with the Securities and Exchange Commission by Capital Group International, Inc. (CGII) and Capital Guardian Trust Company (CGTC). CGII is the parent holding company of CGTC, a bank. CGTC is deemed to be the beneficial owner of the 1,136,640 shares. CGII has sole voting power with respect to 824,130 shares and sole dispositive power with respect to all 1,136,640 shares.

(I)	Based solely on information as of December 31, 2002 provided on Schedule 13G filed with the Securities and Exchange Commission by Wasatch Advisors, Inc. (Wasatch), a registered investment adviser. Wasatch has sole voting and dispositive power with respect to all 1,102,693 shares.

(J)	Based solely on information as of December 31, 2002 provided on Schedule 13G filed with the Securities and Exchange Commission by J.P. Morgan Chase & Co. (J.P. Morgan), a parent holding company. J.P. Morgan has sole voting power with respect to 795,525 shares, sole dispositive power with respect to 843,290 shares and shared dispositive power with respect to 2,400 shares.

(K)	Based solely on information as of December 31, 2002 provided on Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP (Wellington), a parent holding company and a registered investment adviser. Wellington has shared voting power with respect to 487,800 shares and shared dispositive power with respect to all 826,500 shares.

(L)	Includes 15,964 Class A shares held by Mr. Heimann’s spouse and 26,277 Class A shares held in his 401(k) account.

(M)	Includes 10,275 Class A shares held in Mr. Jones’ 401(k) account.

(N)	Includes 1,324 Class A shares held in Mr. DeBoers’ 401(k) account.

(O)	Class A includes 15,964 shares held by Mr. Heimann’s spouse, 26,277 shares held in Mr. Heimann’s 401(k) account, 10,222 shares held in Sidney DeBoer’s 401(k) account, 280 shares held by Sidney DeBoer’s wife, 139,500 shares held by the DeBoer Family LLC, 10,275 shares held in Mr. Jones’ 401(k) account and 1,324 shares held in Jeffrey B. DeBoer’s 401(k) account.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes equity securities authorized for issuance as of December 31, 2002.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans(excluding
	options, warrants	options, warrants	securities reflected in
Plan Category	and rights (a)	and rights (b)	column (a)) (c)

Equity compensation plans approved by shareholders	1,496,868	$14.25	2,040,868
Equity compensation plans not approved by shareholders	—	—	—

Total	1,496,868	$14.25	2,040,868

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and the year in which they became an employee. Our officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

			With Company
Name	Age	Current Position(s)	Since

Sidney B. DeBoer	59	Chairman, Chief Executive Officer and Secretary	1968
M. L. Dick Heimann	59	President, Chief Operating Officer and Director	1970
R. Bradford Gray	51	Executive Vice President and Director	1981
Bryan B. DeBoer	36	Senior Vice President, Mergers and Acquisitions/ Operations	1989
Don Jones, Jr.	40	Senior Vice President, Retail Operations	1989
Jeffrey B. DeBoer	38	Senior Vice President and Chief Financial Officer	1997

Information on the business backgrounds of Sidney B. DeBoer, M. L. Dick Heimann and R. Bradford Gray is provided in “Election of Directors” above.

Bryan DeBoer joined us in 1989 working in various capacities including General Manager of certain stores, Finance Manager and General Sales Manager. In 1996, Mr. DeBoer began serving on the acquisition team and was promoted to Vice President, Acquisitions in 1997. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations. Mr. DeBoer has a B.S. degree from Southern Oregon University. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing.

Don Jones joined us in 1989 as a General Sales Manager after 13 years of auto retailing experience outside of Lithia. Mr. Jones has held various other positions including General Manager, Executive Manager and Regional Manager. In 1997, Mr. Jones was promoted to Vice President, Operations and in March 2000, he was promoted to Senior Vice President of Retail Operations. Mr. Jones holds degrees from Menlo College in Atherton, California and the University of Oregon.

Jeff DeBoer joined us in March 1997 as Vice President, Finance and Investor Relations. In March 2000, Mr. DeBoer was promoted to Senior Vice President and Chief Financial Officer. Prior to joining Lithia, Mr. DeBoer was an equity analyst and sector fund manager at Fidelity Investments Japan from 1994 to 1997 and a Credit Officer at Fuji Bank, Ltd., in Tokyo, Japan from 1988 to 1992. Mr. DeBoer holds an undergraduate degree from Pomona College and an M.B.A. degree with a specialty in finance and investment management from London Business School. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 2002, where he was trained in all operational aspects of auto retailing.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows compensation paid to our Chief Executive Officer and the top five other executive officers during 2002, who had total compensation during 2002 exceeding $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Comp. Awards

				Other	Securities
				Annual	Underlying
Name and Principal Position	Year	Salary	Bonus (A)	Compensation (B)	Options (#)

Sidney B. DeBoer	2002	$574,000	$363,800	$19,213	16,000
Chairman, Chief Execu-	2001	552,000	635,356	12,747	16,000
tive Officer and Secretary	2000	418,000	6,000	8,264	87,282
M. L. Dick Heimann	2002	480,000	313,000	14,061	16,000
President, Chief Operat-	2001	446,000	536,500	11,993	16,000
ing Officer and Director	2000	334,500	6,000	525	87,282
R. Bradford Gray	2002	420,000	277,000	15,360	12,000
Executive Vice President	2001	390,000	570,500	15,224	12,000
and Director	2000	287,000	6,000	6,993	40,000
Bryan B. DeBoer	2002	360,000	242,200	14,590	8,000
Senior Vice President,	2001	334,000	399,650	15,291	8,000
Mergers and Acquisitions/	2000	237,415	1,000	8,990	32,000
Operations
Don Jones, Jr.	2002	360,000	237,200	6,352	8,000
Senior Vice President,	2001	341,000	399,833	6,867	8,000
Retail Operations	2000	239,000	1,000	5,757	32,000
Jeffrey B. DeBoer	2002	281,750	182,300	9,832	8,000
Senior Vice President and	2001	268,100	298,400	10,843	8,000
Chief Financial Officer	2000	148,750	300	4,975	32,000

(A)	Includes a “years of service bonus” for each of the Named Executive Officers, except Jeffery B. DeBoer, of $1,000 in 2000, $3,500 in 2001 and $1,800 in 2002. Jeffrey DeBoer’s “years of service bonus” was $300, $1,400 and $900 in 2000, 2001 and 2002, respectively. All full-time employees are entitled to an annual “years of service bonus” for each year of employment (maximum of ten years) in an amount determined by management in its discretion at year-end.

The remainder of the bonus amounts for 2001 and 2002 were awarded by the Compensation Committee based upon bonus plans approved by the Board of Directors.

(B)	Includes an automobile allowance and Company contributions to employees’ 401(k) account.

Stock Options

The following table contains information concerning the grant of stock options under our 2001 Stock Option Plan to the Named Executive Officers in 2002.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential
	Individual Grants (A)				Realizable Value
					At Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to			Option Term (B)
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price ($/Sh.)	Date	5%	10%

Sidney B. DeBoer	16,000	3.6%	$15.13	12/16/12	$152,112	$385,606
M. L. Dick Heimann	16,000	3.6%	$15.13	12/16/12	$152,112	$385,606
R. Bradford Gray	12,000	2.7%	$15.13	12/16/12	$114,084	$289,204
Bryan DeBoer	8,000	1.8%	$15.13	12/16/12	$76,056	$192,803
Don Jones, Jr.	8,000	1.8%	$15.13	12/16/12	$76,056	$192,803
Jeffrey B. DeBoer	8,000	1.8%	$15.13	12/16/12	$76,056	$192,803

(A)	All options granted to the Named Executive Officers during 2002 vest 100% on the fifth anniversary of the grant date and expire on the tenth anniversary of the grant date. Options for 6,609 shares awarded to Mr. Gray and Mr. Jones were incentive stock options. The balance of those awards and all awards to the other Named Executive Officers were non-qualified stock option grants.

(B)	These calculations are based on certain assumed annual rates of appreciation as prescribed by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of our Class A common stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved, or may not be exceeded.

Option Exercises and Holdings

The following table provides information concerning the exercise of options during 2002 and unexercised options held as of the end of the fiscal year, with respect to the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of
			Securities Underlying
	Number of		Unexercised		Value of Unexercised
	Shares		Options		In-The-Money Options
	Acquired	Value	At FY-End (#)		At FY-End (A)
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Sidney B. DeBoer	12,728	$110,171	51,282	80,000	$55,910	$312,059
M. L. Dick Heimann	12,000	$97,140	54,918	80,000	$108,323	$312,059
R. Bradford Gray	—	—	63,970	66,889	$636,994	$180,908
Bryan DeBoer	—	—	21,675	48,000	$172,418	$120,260
Don Jones, Jr.	—	—	21,791	48,000	$182,177	$120,260
Jeffrey B. DeBoer	—	—	22,727	48,000	$75,790	$120,260

(A)	Market value of the underlying securities at December 31, 2002 ($15.69 per share), minus exercise price of the unexercised options.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consisted of Messrs. Becker (Chairman), Taylor and Young during 2002 and, effective March 4, 2003, Mr. Romero was added to the Compensation Committee. The members are non-employee, independent directors and are responsible for establishing compensation of officers who also serve on the Board of Directors and proposing other compensation and incentive plans for the executive officers including the Named Executive Officers.

Compensation Philosophy and Policies

Our goal is to structure executive officer compensation to attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries, performance based bonuses and long-term stock-based incentive opportunities in the form of options exercisable to purchase our Class A common stock.

It is the policy of the Compensation Committee to structure, to the extent possible, compensation that meets the “performance-based” criteria as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore is not subject to federal income tax deduction limitations.

Base Salaries

Base salaries for the Named Executive Officers were determined on factors including, but not limited to, the responsibilities assigned to such persons and the salaries for comparable positions within the industry.

Annual Bonuses

For 2002, the Board approved a discretionary bonus plan and at year-end made bonus awards to the Chief Executive Officer and other executive officers. The 2002 discretionary Executive Bonus Program provided for a base salary match of up to 150% for each of the executive officers if Lithia performed at or above specific targets in six areas: achieving manufacturer determined minimum sales levels; customer satisfaction levels; earnings per share; same store sales and profit growth; operating margins and return on average equity. If target levels were not achieved in any of these areas, the amount of the salary match would be reduced or eliminated. Under the 2002 program, executive officers were awarded a bonus equal to 60% of their base salaries.

Stock Option Plan

Lithia’s 2001 Stock Option Plan provides for the issuance of incentive and/or nonqualified stock options to officers and other key employees to purchase shares of our Class A common stock. See “Option Grants in Last Fiscal Year” table for a summary of options granted to the Named Executive Officers during 2002.

401(k) Plan

Lithia has a defined contribution 401(k) plan and trust covering substantially all full-time employees. The annual contribution to the plan is at the discretion of the Board of Directors. During 2002, the Chief Executive Officer and each of the other named executive officers received $2,200 under this plan.

Employee Stock Purchase Plan

Lithia maintains an Employee Stock Purchase Plan, which covers substantially all eligible full-time employees. Messrs. Sidney B. DeBoer, Heimann and Gray are not eligible to participate in the Employee Stock Purchase Plan since employees who control 5% or more of the total voting power of all classes of Lithia’s stock are not eligible. Further, Messrs. Jeffrey DeBoer, Bryan DeBoer and Mark DeBoer are not able to participate because of their family relationship with Sidney DeBoer.

SUBMITTED BY:
Thomas Becker, Chairman
Gerald F. Taylor
William J. Young

STOCK PERFORMANCE GRAPH

The following line-graph shows the annual percentage change in the cumulative total returns for the past five years on an assumed $100 initial investment and reinvestment of dividends, on (a) Lithia Motors, Inc.’s Class A common stock; (b) the Russell 2000; and (c) a peer group index composed of United Auto Group, Inc., Auto Nation, Sonic Automotive, Inc., Group 1 Automotive, Inc. and Asbury Automotive Group, the only other comparable publicly traded automobile dealerships in the United States as of December 31, 2002. The peer group index utilizes the same methods of presentation and assumptions for the total return calculation as does Lithia Motors and the Russell 2000. All companies in the peer group index are weighted in accordance with their market capitalizations.

	Annual Percentage Change

	Year Ended

Company/Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Lithia Motors, Inc.	11.9%	8.3%	(30.4)%	66.4%	(24.2)%
Russell 2000	(2.6)	21.3	(3.0)	2.5	(20.5)
Peer Group Index	(29.3)	(35.1)	(25.8)	114.8	(14.8)

		Indexed Returns

	Base	Year Ended
	Period
Company/Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Lithia Motors, Inc.	$100.00	$111.86	$121.19	$84.32	$140.34	$106.37
Russell 2000	100.00	97.45	118.17	114.60	117.45	93.39
Peer Group Index	100.00	70.71	45.91	34.08	73.21	62.36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2002, we paid Mark DeBoer Construction, Inc. $4.3 million for constructing or remodeling certain of our stores. These amounts included approximately $3.7 million for subcontractors and materials, permits, licenses, travel and various miscellaneous fees and approximately $558,000 for construction management fees to cover the company’s operating expenses and compensation of its employees. Mark DeBoer, the President and owner of Mark DeBoer Construction, is the son of Sidney B. DeBoer, our Chairman and Chief Executive Officer. We believe the amount paid is fair in comparison with fees negotiated with independent third parties and all significant transactions are reviewed and approved by our independent audit committee.

In May 1999, we purchased certain dealerships owned by W. Douglas Moreland for a total consideration of approximately $66.0 million, at which time Mr. Moreland became a member of our Board of Directors. During the normal course of business, these dealerships paid $1.1 million in 2002 to other companies owned by Mr. Moreland for vehicle purchases, recourse paid to a financial lender and management fees. We also made lease payments of $2.6 million in 2002 to other companies owned by Mr. Moreland pursuant to the lease agreements entered into at the time of the dealership purchases in 1999. At the time the lease agreements were negotiated, Mr. Moreland was not affiliated with us. As of October 31, 2002, Mr. Moreland is no longer a member of our Board of Directors.

INDEPENDENT AUDITORS

KPMG LLP was our independent auditor for the year ended December 31, 2002. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions.

Audit Fees

Audit Fees	$331,250
Financial Information Systems Design and Implementation Fees	—
All Other Fees
Audit Related	112,527	(1)
Other	—

Total All Other Fees	112,527

Total	$443,777

(1)	Represents fees related to the preparation of a comfort letter for the filing of a Form S-3 and preparation of a consent for the filing of a Form S-8.

The Audit Committee has determined that the provision of the above services is compatible with KPMG LLP maintaining its independence.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reports to the Board and is responsible for overseeing Lithia’s accounting functions, its system of internal controls established by management, and the processes to assure compliance with applicable laws, regulations and internal policies. Our activities are governed by a written charter, which was adopted by the Board on February 21, 2000 and re-approved February 9, 2001.

In discharging our responsibilities, we have met with Lithia’s management and its independent auditors, KPMG LLP, to review Lithia’s accounting functions and the audit process. We discussed and reviewed with the independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. We also discussed and reviewed the results of the independent auditors’ examination of Lithia’s financial statements, the quality and adequacy of Lithia’s internal controls, and issues relating to auditor independence. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the auditors any relationships that may impact their objectivity and independence.

Based on our review and discussions with Lithia’s management and independent auditors, we found nothing that gave us concern and we recommended to the Board that the audited financial statements be included in Lithia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

We also have met with Lithia’s internal audit manager to review the scope of the internal controls, review procedures and the frequency and results of such reviews. We note that a follow-up procedure is in place to monitor any corrective actions that have been recommended.

Submitted by:

Thomas Becker, Chairman
Gerald F. Taylor
William J. Young

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, (“Section 16”) requires our executive officers and directors and all persons who beneficially own more than ten percent of our common stock (referred to as “ten percent shareholders”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and all subsequent changes in their ownership of our common stock and other equity securities.

Based solely on the review of copies of the forms provided to us and the representations by the executive officers, directors and ten percent shareholders, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met for fiscal year ended December 31, 2002, except that the year-end stock option grants for all executive officers and directors were reported late on Form 5; and Sidney B. DeBoer and M.L. Dick Heimann each were late in reporting the exercise of a stock option in 2002.

OTHER BUSINESS AND SHAREHOLDER PROPOSALS

We know of no other business to be conducted at the Annual Meeting. Proposals intended to be presented by any shareholder at next year’s Annual Meeting must be received by us at our principal office no later than December 27, 2003 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy statement for that meeting.

FORM 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithiamotors.com.

Dated: April 25, 2003

APPENDIX A

Lithia Motors, Inc.
2003 Stock Incentive Plan Summary

General

The Lithia Motors, Inc. 2001 Stock Option Plan (the “2001 Plan”) became effective April 9, 2001 and will terminate 10 years thereafter. Termination will not affect outstanding options at the time of termination. The amendment and restatement of the 2001 Stock Option Plan is in the form of a new plan, the 2003 Stock Incentive Plan (the “Plan”).

Shares Covered

The Plan provides for the issuance of 1.2 million shares of Lithia Motors, Inc. Class A common stock. The proposed amendment and restatement does not increase the number of shares reserved under the 2001 Plan.

Eligibility

All employees, non-employee directors and consultants are eligible to participate in the Plan. Incentive stock options may be granted only to employees.

Options Outstanding

As of April 2, 2003, options covering 1,455,087 shares of Class A common stock were outstanding under the 2001 Plan and previous stock option plans at a weighted average exercise price of $14.18 per share. As of March 20, 2003, 569,000 remained available for future grant under the 2001 Plan.

In the event any option granted under the Plan expires without being exercised, the unexercised shares previously subject to the expired option would again become available for future grants.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors.

Amendment

The Board of Directors may, at any time and from time to time, modify or amend the Plan as it deems advisable except that any amendment increasing the number of shares of common stock reserved under the Plan or expanding the eligible persons under the Plan shall only become effective if and when such amendment is approved by the shareholders.

Grant of Options and Restricted Stock

Options granted under the Plan are designated as either “Incentive Stock Options” as defined in Section 422 of the Internal Revenue Code, or “Non-Qualified Stock Options.” Each person receiving an option or a restricted stock award must execute a written agreement setting forth the specific terms of that particular option or restricted stock award. The Compensation Committee has full discretion, subject to the terms and conditions of the Plan, to determine the specific terms of each grant.

The Incentive Stock Options may be granted only to employees and are exercisable at 100% of the fair market value of the shares on the date of grant, unless the person receiving the option grant beneficially owns 10% or more of the outstanding shares, in which case the exercise price must be at least 110% of the fair market value. The term of the options may not exceed 10 years from the date of the grant and may be subject to a vesting schedule as determined by the Compensation Committee; and in the case of a 10% owner, the term may not exceed 5 years. Incentive Stock Options are not transferable, except by will or laws of descent and distribution upon death of the option holder.

The Non-Qualified Stock Options may be granted to employees, directors and other individuals determined by the Compensation Committee to have performed services of importance in the management, operation or development of our business or any of our subsidiaries at any price determined in the sole discretion of the Compensation Committee. The Compensation Committee also has sole discretion in determining the term, not to exceed 10 years, and the vesting schedule. Under certain circumstances, if permitted by the Compensation Committee, Non-Qualified Stock Options may be transferable by gift for the benefit of immediate family in addition to a will or the laws of descent and distribution upon death.

Exercise of Options

Options may be exercised while the recipient is employed or is serving as a director and within three months after termination of service. If termination of service is because of death or disability, the option holder may exercise the options within 12 months of the date of death or disability. If the service is terminated for cause, the Compensation Committee may terminate any unexercised options. In the event of a transaction involving a change of control, such as a merger or acquisition, option holders would be immediately entitled to exercise all of their options, notwithstanding any vesting schedule, unless adequate provisions were made for the continuation of the options.

At the discretion of the Compensation Committee, the Plan permits the option holder to pay the exercise price of any options with cash, Company common stock held by the option holder for at least six months, by delivery of a full recourse promissory note, or by broker-assisted cashless exercises of stock options.

Restricted Stock Grants

Restricted stock grants may be made alone, in addition to, or together with other awards under the Plan. Unless the Compensation Committee determines otherwise, each Restricted Stock Agreement will provide that, upon the recipient’s termination of employment for any reason, any non-vested stock is forfeited to or repurchased by the Company for the nominal amount paid by the recipient. The forfeiture or repurchase provisions for the non-vested stock will lapse at a rate or upon the achievement of present goals, as determined by the Compensation Committee. Shares covered by a restricted stock grant may not be transferred by the grantee prior to vesting.

The Compensation Committee will determine whether or not a restricted stock grantee must make a payment to the Company for all or some portion of the fair market value of the shares of common stock covered by the award. The Compensation Committee will also determine whether grants are subject to a performance-based vesting schedule, time-based vesting schedule or combination of both. The terms of vesting are at the discretion of the Compensation Committee.

Certain Tax Consequences

Stock Options

Non-qualified stock options do not result in income to the grantee under federal income tax law currently in effect until the option is exercised. At the time of exercise of a non-qualified stock option, the recipient of the option will realize ordinary income, and the Company will be entitled to a deduction for tax purposes, in the amount by which the market value of the shares issued on exercise of the option exceeds the exercise price.

Incentive stock options have no tax consequences for the option recipient or the Company upon grant or exercise, except for possible application of the alternative minimum tax under certain circumstances to the option recipient. Upon sale of the shares received from the exercise of incentive stock options, any gain realized is treated as capital gain if two years have elapsed from the date of the grant and one year has elapsed from the date of exercise. If these holding periods are not satisfied, the sale is deemed a disqualifying disposition, and that portion of any gain realized, which is represented by the difference between the exercise price and the fair market value of the shares as of the date of exercise of the option, is treated as ordinary income and the Company will be entitled to a corresponding compensation expense deduction for income tax purposes.

Restricted Stock Grants

Generally, the recipient of a restricted stock grant will not recognize income at the time that a restricted stock grant is awarded. Instead, as the shares vest under the terms of the restricted stock agreement (over time or upon the achievement of performance-based vesting criteria) the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the shares when they vest over any amount paid by the recipient in exchange for the shares. Grantees may make an election under Section 83(b) of the Internal Revenue Code to recognize the compensation income on the shares at the time of the award and at the fair market value of the shares at that time.

The recipient’s basis for determination of gain or loss upon the subsequent disposition of shares acquired as restricted stock grants will be the amount paid for such shares plus any ordinary income recognized either when the shares were received or when the shares vested. Upon the disposition of any shares received as restricted stock grants, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held from more than one year at the time of their disposition.

In the year that the recipient of a restricted stock grant award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Copy of Complete Plan

A copy of the complete plan is on file with the SEC and can be accessed at www.sec.gov or is available from the Company at no cost by calling Investor Relations at (541) 776-6819.

APPENDIX B

1998 Employee Stock Purchase Plan Summary

The Board approved the 1998 Employee Stock Purchase Plan (the “ESPP”) and, as amended, has reserved a total of 1.0 million shares of Class A common stock for issuance there under, 263,796 of which remain available for future issuance at April 2, 2003. In April 2003, subject to shareholder approval, the Board approved an amendment to the ESPP to increase the total shares issuable there under to 1,500,000. See Proposal No. 3.

Administration

The ESPP is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and is administered by the Compensation Committee.

Eligibility

Employees of Lithia Motors, Inc. and its subsidiaries are eligible to participate in the ESPP after they have completed at least 90 days of continuous employment and work at least 20 hours per week. Messrs. Sidney DeBoer, Heimann and Gray are not currently eligible to participate in the ESPP since employees who control 5% or more of the total voting power of all classes of our stock are not eligible. Messrs. Jeffrey DeBoer, Bryan DeBoer and Mark DeBoer are not able to participate because of their family relationship with Sidney DeBoer. Employees may end their participation in the ESPP at any time during the calendar quarter and their participation ends automatically on the termination of their employment.

Purchase Price

The ESPP allows eligible employees to purchase shares of the Company’s Class A common stock through payroll deductions, which may not exceed 10% of their base pay (but in no event shares with a fair market value of more than $25,000 annually). The price of shares purchased under the ESPP will be 85% of the lower of the fair market value of the Class A common stock at the beginning or at the end of each calendar quarter.

Amendment of the Purchase Plan

The Board may amend or terminate the ESPP at any time but may not increase the number of shares covered by the ESPP, amend the eligibility requirements or permit members of the Compensation Committee to participate in the ESPP, without subsequent shareholder approval.

Term of ESPP

The ESPP will terminate on December 31, 2007.

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Federal Tax Effects

A participant acquiring stock pursuant to a qualified employee stock purchase plan receives favorable tax treatment in that the participant does not recognize any taxable income at the time of the grant of the option to purchase or upon exercise of such option to purchase. The tax treatment of the disposition of the stock depends upon whether the stock is disposed of within the holding period, which is two years from the date of grant. If the participant disposes of the stock after completion of the holding period, the lesser of (a) the sales price less the purchase price, or (b) 15 percent of the market value of the shares on the first day of the offering period, is taxable as ordinary income, and any further profit is taxable as long-term capital gain. Any loss is treated as a capital loss. If the participant disposes of the stock before the holding period expires (disqualifying disposition), the difference between the price paid by the employee and the market value of the shares at the date of purchase is taxable as ordinary income, and the difference between the amount received by the employee on the disposition of the shares and the market value of the shares at the date of purchase is treated as a capital gain or loss. Upon a disqualifying disposition of the stock, Lithia may deduct from taxable income in the year of the disqualifying disposition an amount equal to the difference between the price paid by the employee and the market value of the shares at the date of purchase.

Copy of Complete Plan

A copy of the complete plan is on file with the SEC and can be accessed at www.sec.gov or is available from the Company at no cost by calling Investor Relations at (541) 776-6819.

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LITHIA MOTORS, INC.
Revocable Proxy for Annual Meeting of Shareholders to be Held on May 15, 2003

The undersigned hereby appoints Sidney B. DeBoer and M. L. Dick Heimann, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 4:30 p.m. on Thursday, May 15, 2003, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.	Election of Directors	☐ FOR all nominees listed below except as marked to the contrary below

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Sidney B. DeBoer	M. L. Dick Heimann	Thomas Becker
R. Bradford Gray	William J. Young	Philip J. Romero
Gerald F. Taylor

2.	To approve the amendment to and restatement of the 2001 Stock Option Plan in the form of the 2003 Stock Incentive Plan.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	To approve an amendment to the Lithia Motors, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares issuable under the plan.

FOR	☐	AGAINST	☐	ABSTAIN	☐

4.	To approve the Lithia Motors, Inc. Executive Bonus Plan.

FOR	☐	AGAINST	☐	ABSTAIN	☐

Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR EACH OF THE THREE PROPOSALS.

Dated                              , 2003

Signature of Stockholder(s)

Signature of Stockholder(s)

Please date and sign above exactly as your name appears on your stock certificate(s) (which should be the same as the name on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.